Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of October 31, 2018

Table of Contents
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Table of Contents
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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of October 31, 2018, by and among G MEDICAL INNOVATIONS USA, INC., a Delaware corporation (“Buyer”), TELERHYTHMICS, LLC, a Tennessee limited liability company (“Company”); DIGIRAD IMAGING SOLUTIONS, INC., a Delaware corporation (“Seller”); and Digirad Corporation, a Delaware corporation and parent of seller (for purposes of Section 6.10 only) (“Seller Parent”). Buyer, the Company, and Seller are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, Seller owns immediately prior to Closing (as defined below) all of the issued and Outstanding Membership Interests of the Company;

WHEREAS, Buyer wishes to acquire all of the Outstanding Membership Interests of the Company;

WHEREAS, the Company is the tenant under that certain Lease dated March 13, 2014 (the “Lease”), by and between the Company and T.D. Properties LLC, a Tennessee limited liability company (“Landlord”);

WHEREAS, Seller Parent is the guarantor under that certain Guaranty in favor of Landlord, dated March 13, 2014 (the “Guaranty”), pursuant to which Seller Parent, among other things, guarantees to Landlord the payment of all rent and other sums due under the Lease;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller agrees to sell to Buyer, and Buyer agrees to purchase from the Seller, all of the Outstanding Membership Interests owned by Seller in the Company, on and subject to the terms and conditions contained herein, and that immediately upon Closing, Buyer shall be the sole owner of all Outstanding Membership Interests in the Company.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Action” means any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, arbitral, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or any referee, trustee, arbitrator or mediator.

“Acquisition Date” means March 13, 2014, the date Seller acquired the Company.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled,” “controlling,” “controlled by” and “under common control with” have meanings correlative thereto.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located, (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, improvements, intellectual property, website, digital media, marketing materials, contracts, real estate, claims and defenses).

“Balance Sheet Date” means December 31, 2017.

“Books and Records” means all books and records pertaining to the Company, of any and every kind, including client and customer lists, Tax Returns and supporting workpapers and schedules (including accountants’ workpapers), referral sources, research and development reports, operating guides and manuals, financing and accounting records, programs, inventory lists, correspondence, emails, word and data storage systems, compact disks, compact disk lists, account ledgers, minute books, stock ledgers, articles of incorporation, bylaws, files, reports, plans, advertising materials, promotional materials, drawings and operating records, held or maintained by the Company or any Affiliate of the Company.

“Business” means the business and operations of the Company as presently conducted. “Business Day” means any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are required to be closed.

“Buyer’s Accountants” means BDO Israel.

“Capital Lease” means a lease to which the Company is a party or by which any of its assets are bound which is treated as a capital lease on the Balance Sheet.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is (i) material to the conduct of the Business, and/or (ii) owned by or licensed to the Company.

“Company Tax Returns” means all Tax Returns required to be filed by the Company with a Governmental Entity; provided that, for the avoidance of doubt, a Company Tax Return shall not include any U.S. federal or state income or payroll or sales and use Tax Return required to be filed by Seller or Seller Parent with a Governmental Entity.

“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including, without limitation, any authorization from a Governmental Entity.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with generally accepted accounting principles (GAAP) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, Employee Payables, deferred Tax liabilities, and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Digirad 401(k) Plan” means the Digirad Corporation 401(k) Plan.

“Digirad Benefit Plans” means Employee Benefit Plans maintained by Seller Parent.

“Employee Benefit Plans” mean any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based retirement, vacation, severance, employment agreement, change in control agreement, indemnification agreement, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or other service provider of the Company, or with respect to which the Company has any liability or obligation to contribute.

“Employee Payables” means all payables to Company employees, including accrued salaries, wages, commissions, bonuses, paid time off and benefits.

“Environmental Laws” means any applicable Law relating to the pollution or protection of human health and safety or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any laws, rules, or regulations related thereto.

“Fraud” means the actual and intentional fraud of any Party hereto with respect to the making of the representations and warranties pursuant to Section 3, Section 4, or Section 5 (as applicable) provided, that such actual and intentional fraud of such Party shall only be deemed to exist if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party pursuant to Section 3, Section 4 or Section 5 (as applicable) were actually breached when made, with the express intention that the other Party or Parties hereto rely thereon to its or their detriment.

“Fully-Diluted Basis” means, with respect to the calculation of membership interests for the Company outstanding at a given time, that amount, which includes all the outstanding options, warrants and other equity securities convertible into, exercisable or exchangeable for any membership interests of the Company (whether or not they are at present convertible, exercisable or exchangeable according to the relevant provisions) have been converted, exercised or exchanged accordingly.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” means any chemical, substance, material, waste, pollutant, or contaminant regulated under applicable Environmental Laws, including petroleum, petroleum products, petroleum-derived substances, radioactive materials, medical or infections waste, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, lead based paint, mold, greenhouse gases, and any materials or substances in an amount or concentration that is regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law but specifically excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with applicable Environmental Law.

“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which such Person is responsible or liable, (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all obligations of such Person under any title retention agreement and all obligations of such Person or any other Person secured by any Lien (excluding mechanics’, carriers’, workers’, repairers’ and other similar Liens) on any property or asset of such Person, (d) all obligations of such Person under capital lease obligations, (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (f) all obligations of such Person under interest rate, currency swap or hedging transactions (valued at the termination value thereof), (g) all unfunded pension obligations, (h) the liquidation value, accrued and unpaid dividends and other monetary obligations in respect of any redeemable membership interests of such Person, (i) all obligations of the type referred to in clauses (a) through (h) of any other Person, the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (j) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (a) through (i).

“Intellectual Property” means, anywhere in the world, all of the following: (a) patents, patent applications, utility models, foreign priority rights and invention registrations, together with continuations, continuations-in-part, extensions, provisionals, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) registered and unregistered trademarks, service marks, logos, trade dress, trade names and other source-identifying designations and devices as well as all applications for registration, (c) copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, (e) trade secrets, confidential or non-public technical or business information, know-how, works-in-progress, concepts, methods, processes, (whether or not at a commercial stage and whether in written, electronic, magnetic, verbal or any other form and whether or not patentable), (f) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (g) any other intellectual property recognized by applicable Law.

“Knowledge” or any other similar “Knowledge” qualification of the Company or Seller, means the actual knowledge of Matthew G. Molchan, the Chief Manager of the Company and the Chief Executive Officer of Seller.

“Law” means any domestic or foreign, federal, provincial, state or local statute, law (including the common law), ordinance, rule, regulation, directive, Order, writ, injunction, judgment, administrative or judicial decision or interpretation, treaty, decree or other requirement of any Governmental Entity.

“Legal Requirement” means any requirement of applicable Law, including Permits.

“Liability” and “Liabilities” means any direct or indirect indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine or penalty (whether known or unknown and whether due or to become due and regardless of when asserted), including without limitation liability for Taxes.

“Lien” means any liens, security interests, security agreements, condition sale or other title retention agreements, leases, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, assessments, attachments, licenses, options or title defects of any kind whatsoever.

“Material Adverse Effect” means any fact, event, circumstance or change affecting the Company or the Business which individually or in the aggregate when taken together with one or more other facts, events, circumstances or changes effecting the Company or the Business is materially adverse to (a) the condition (financial or otherwise), business, revenue, profitability, Assets, Liabilities or results of operations of the Company, any of its Subsidiaries or the Business or (b) the ability of the Seller or the Company to perform their respective obligations hereunder and under the other Transaction Documents.

“Material Contract” means any Contract involving aggregate consideration in excess of $20,000.

“Operating Agreement” means, collectively, the amended and restated operating agreement entered into between the members of the Company dated March 24, 2011 and amended March 13, 2014.

“Order” means any decree, injunction, ruling, judgment, assessment, award, consent or other order of or entered by any Governmental Entity, including any judicial or administrative interpretations, guidance, directives, policy, statements or opinions.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice (including with respect to quantity, quality and frequency) during the one year period preceding the date of this Agreement, or is otherwise consistent with customary and ordinary practices within the industries in which the Company participates or the practices of companies of similar size and nature to the Company.

“Organizational Documents” means with respect to any particular entity, (a) if a U.S. corporation, the articles or certificate of organization, the bylaws, and the shareholder agreement (b) if a US limited liability company, the articles or certificate of organization and Operating Agreement (c) if a partnership, the partnership agreement and any certificate of partnership, and (d) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (e) all equity holders’ agreements, voting agreements, voting trusts, joint venture agreements or other agreements or documents relating to the organization, management or operation of any Person or related to the duties, rights and obligations of the equity holders of any Person, and (f) any amendment or supplement to any of the foregoing.

“Outstanding Membership Interests” means 100% of the issued, authorized and outstanding membership interests of the Company.

“Payer Agreements” means certain agreements entered into between Company and various insurance companies pursuant to which Company was accredited with such insurance companies as a payee under such insurance company’s coverage network.

“Permits” means all filings, franchises, permits, approvals, certificates, licenses, agreements, waivers, quotas, authorizations and similar rights with or issued by a Governmental Entity held or used in connection with the Company or its Subsidiaries, or required under any applicable Law for the continued operation of the Business.

“Person” means an individual, a partnership, a corporation, a joint venture, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Permitted Encumbrances” means (i) Liens for current Taxes not yet due and payable (or which may be paid without interest or penalties) or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves in the Financial Statements, (ii) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) zoning, entitlement, conservation restriction and other similar Liens which are not, individually or in the aggregate, material to the business of the Company, (iv) all exceptions, restrictions, easements, imperfections of title, charges, and rights-of-way that do not materially interfere with the present use of the Assets of the Company, and (v) those items set forth in Schedule 1.1.

“Pre-Closing Tax Period” means (a) any Tax period (or portion thereof) ending on or before the Closing Date and (b) with respect to any Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period that ends on the Closing Date.

“Representative” means, with respect to any Person, its attorneys, accountants, agents, consultants or other representatives.

“Securities Act” means, the Securities Act of 1933, as amended, and applicable rules and regulations thereunder and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Seller’s Accountants” means BDO USA, LLP

“Statement Date” means October 31, 2018.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means negative $86,636 (-$86,636).

“Tax” and, with correlative meaning, “Taxes” means with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, workers compensation, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund or other information or statement or schedule supplied or required to be supplied by the Company or any of its Subsidiaries, relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Transaction Documents” means this Agreement, and all other agreements, instruments and certificates to which the Buyer or the Seller is a party arising out of or in connection with the transactions contemplated by this Agreement to be delivered by any Party hereto at or prior to the Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Additional Defined Terms

Term	Section
“Allocation”	8.5(b)
“Balance Sheet”	3.5(a)
“Buyer Indemnified Parties”	9.1
“Cap”	9.6(b)
“Claim Notice”	9.3(a)
“Claims”	6.11
“Closing Date Payment”	2.3(a)(i)

“Closing Working Capital Statement”	2.3(b)(i)
“Company Debt”	4.3
“Company Systems”	3.11
“Competing Business”	6.3
“Confidential Information”	6.6
“Contracts”	3.8(a)
“Disputed Amounts”	2.3(c)(iii)
“Employees”	3.19(c)
“Encumbrances”	3.10
“Environmental Reports”	3.18
“Estimated Closing Working Capital”	2.3(a)(ii)
“Estimated Closing Working Capital Statement”	2.3(a)(ii)
“Final Allocation”	8.5(b)
“Financial Statements”	3.5(a)
“Firm”	6.9
“Half Rent Payment”	6.10(a)
“Indemnified Party”	9.3(a)
“Indemnifying Party”	9.3(a)
“Independent Accountant”	2.3(c)(iii)
“Insurance Policies”	3.15
“Insurance Policy”	3.15
“Leased Property”	3.9
“Losses”	9.1
“Non-Compete Period”	6.3

“Open Source Materials”	3.12(d)
“Post-Closing Adjustment”	2.3(b)(ii)
“Purchase Price”	2.2
“PWC”	2.3(c)(iii)
“Releasees”	6.11
“Releasors”	6.11
“Resolution Period”	2.3(c)(ii)
“Review Period”	2.3(c)(i)
“Seller Indemnified Parties”	9.2
“Seller Transaction Expenses”	6.2
“Statement of Objections”	2.3(c)(ii)
“Third-Party Claim”	9.4(a)
“Threshold”	9.6(a)
“Undisputed Amounts”	2.3(c)(iii)
“Viruses”	3.11

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word “including” means “including, but not limited to”, (iii) words importing the singular will also include the plural, and vice versa, and (iv) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, the Seller hereby agrees to irrevocably sell, convey, assign, transfer, and deliver to Buyer, all of the Outstanding Membership Interests owned by Seller, free and clear of any Encumbrances (other than Permitted Encumbrances) and the Buyer agrees to purchase the Outstanding Membership Interests on such terms and conditions.

Section 2.2 Purchase Price. In consideration for the sale, assignment, transfer, conveyance and delivery of the Outstanding Membership Interests to the Buyer by the Seller and subject to the terms and conditions set forth herein, at the Closing, the Buyer shall pay to the Seller an amount of $1,950,000.00, subject to adjustment pursuant to Section 2.3 hereof (the “Purchase Price”), by wire transfer of immediately available U.S. funds or such other mutually agreed upon method of payment, to an account designated in writing by Seller to Buyer prior to the Closing Date.

Section 2.3 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted by either: (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.3(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital. The net amount after giving effect to this adjustment shall be the “Closing Date Payment.”

(ii) At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end. In addition, Seller agrees to use commercially reasonable efforts to deliver an uncertified update to the Estimated Closing Working Capital Statement on or before November 10, 2018, which Buyer and Seller agree shall be for informational purposes only.

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the Books and Records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of PricewaterhouseCoopers LLP (“PWC”) or, if PWC is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within 5 Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within 5 Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. If the Post-Closing Adjustment is a positive or negative number with an absolute value of less than $5,000, there shall be no payment of the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive or negative number with an absolute value of greater than $5,000, the full amount of such Post-Closing Adjustment from the first dollar shall be paid.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.4 Closing. The closing of the transactions contemplated hereby (collectively, the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement through electronic means of communication (except where originals are specifically required below) and shall be effective as of 12:01 a.m., Chicago time on the date hereof (the “Closing Date”).

Section 2.5 Payment of the Purchase Price; Closing Deliverables. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Section 7.1 and Section 7.2, as applicable:

(a) The Seller shall deliver to Buyer:

(i) an assignment of the Outstanding Membership Interests, in a form acceptable to the Buyer, for the transfer and sale of the Outstanding Membership Interests from the Seller to the Buyer;

(ii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are: (A) true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (B) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder and (C) certifying as of the Closing as to the fulfillment of the conditions set forth in Section 7.1(a) through Section 7.1(g);

(iii) certified copies of the Articles of Organization of the Company, as amended (dated no earlier than forty-five (45) days prior to the Closing);

(iv) amendment to the Operating Agreement, in a form attached hereto as Exhibit A, evidencing that the Buyer is the owner of all of the Outstanding Membership Interests, with an acknowledgment duly executed by Seller;

(v) a certificate of the Chief Manager (or equivalent officer) of the Company certifying that attached thereto are: (A) true and complete copies of all resolutions adopted by the Chief Manager authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(vi) resignations, effective as of the Closing Date in form and substance satisfactory to Buyer, of the officers and managers of the Company set forth on Schedule 2.5(a)(vi);

(vii) bank mandates or other appropriate documentation for all bank accounts owned by the Company and business credit cards; and

(viii) such other agreements, certificates and documents, duly executed by the Seller and any other appropriate parties, necessary or appropriate to effect the transactions contemplated hereby and by the Transaction Documents, all in a form as reasonably requested by the Buyer.

(b) The Buyer shall deliver to Seller:

(i) the Closing Date Payment;

(ii) a certificate of the Secretary of Buyer certifying that attached thereto are: (i) true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) and the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iii) a certificate of the secretary of the Buyer certifying as of the Closing as to the fulfillment of the conditions set forth in Section 7.2(a) through Section 7.2(f); and

(iv) such other agreements, certificates and documents, duly executed by the Buyer and any other appropriate parties, necessary or appropriate to effect the transactions contemplated hereby and by the Transaction Documents, all in a form as reasonably requested by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

The Seller and the Company, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause, or be reasonably expected to cause, a Material Adverse Effect. Schedule 3.1 sets forth the name of each state where the Company is qualified or registered to do business and the name of the Company’s registered agent in each such state.

Section 3.2 Conflicts; Consents. Except as set forth on Schedule 3.2, this Agreement and the execution, performance, and consummation of the transactions contemplated under this Agreement do not (i) conflict with or result in a breach of any obligations of the Company, (ii) require any filing with, notice to, or approval of, any Governmental Entity or any other Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which the Company is a party or by which any of Company’s Assets may be bound or (iv) violate any applicable Laws.

Section 3.3 Law Compliance. The Outstanding Membership Interests were issued in compliance with applicable Law. The Outstanding Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. In addition, the Seller and Company agree that they have not engaged in any Fraud and/or misrepresentation as it relates to the Company and/or its Business.

Section 3.4 No Outstanding Rights to Outstanding Membership Interests. Schedule 3.4 is complete, true, and accurate in all respects and sets out on a Fully-Diluted Basis the membership interests owned by the Seller and all of the Outstanding Membership Interests of the Company in issue immediately prior to the Closing. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any stock or equity interests in the Company or obligating the Company to issue or sell any stock or equity interests, or any other interest, in the Company. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Outstanding Membership Interests. The Outstanding Membership Interests represents 100% of the issued and Outstanding Membership Interests of the Company. There are no other outstanding securities, equity interests, or claims on the membership interests of the Company.

Section 3.5 Financial Statements. The Seller has delivered to the Buyer:

(a) The Seller has delivered to the Buyer the Company’s compiled profit and loss statement and balance sheets (the “Balance Sheet”) for the period commencing January 1, 2015 and ending April 30, 2018 (the “Financial Statements”).

(b) Except as set forth in Schedule 3.5, the Financial Statements are complete and correct in all respects and present fairly the financial condition and position of the for the periods and as of the dates reflected therein. The Financial Statements are consistent in all material respects with the Books and Records of the Company (which Books and Records are correct and complete in all material respects).

Section 3.6 Liabilities. There are no liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, arising out of or relating to the Business or the Company, except (i) liabilities or obligations reflected or reserved against on Financial Statements; (ii) liabilities incurred in the Ordinary Course of Business after the Statement Date, consistent with the Company’s prior practice, which, in the aggregate, do not result in any Material Adverse Effect in the financial condition of the Business or the Company from that set forth in the Financial Statements; (iii) liabilities arising under the Contracts (except for any liability or obligation arising out of the breach, nonperformance or defective performance by the Company of any of the Contracts (defined below)) and set forth on Schedule 3.6(a)(iii); and (iv) liabilities or obligations incurred in connection with this Agreement.

Section 3.7 Business Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date:

(a) there have been no events, outside the Ordinary Course of Business, which have caused (i) Material Adverse Effect in the Business, condition (financial or other), results of operations or properties of the Company; (ii) damage (ordinary wear and tear excepted), destruction or loss (whether or not covered by insurance); or (iii) the Company to enter into any transaction;

(b) there has not been any sale, lease, transfer, assignment, abandonment or other disposition of any Asset of the Company outside the Ordinary Course of Business;

(c) there has not been, outside the Ordinary Course of Business, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to be paid, or any agreement or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee, member, director, officer, sales distributor or agent of the Company;

(d) there has not been any payment outside of the Ordinary Course of Business of any liability of the Company;

(e) there has not been any deviation from the ordinary and usual course of conducting the Business in contemplation of the transactions described in this Agreement or otherwise;

(f) there has not been, outside the Ordinary Course of Business, any mortgage, pledge or creation of any lien, charge, security interest or other encumbrance on any of the membership interests and/or the Company’s assets;

(g) there has not been any change or modification to the Company’s accounting methods or practices;

(h) there has not been any material change in the general composition of the Company’s assets and liabilities, including, without limitation, an acceleration of the collection of any accounts receivable or a delay in the payment of any accounts payable outside of the Ordinary Course of Business;

(i) there has not been any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or lockouts or any events which could cause a Material Adverse Effect in its relations with its employees, agents, customers or suppliers;

(j) the Company has not incurred or assumed any Indebtedness, entered into any capitalized leases or incurred any liability or obligation not in the Ordinary Course of Business or made any loan or advance to any Person;

(k) the Company has not, outside the Ordinary Course of Business, declared or made any payment or distribution to its holders of its membership interests, or purchased or redeemed any membership interests, notes or other debt or equity or other similar ownership or participation interests or otherwise acquired any of its equity securities or other securities, made any other payments to any equity holder or issued any equity securities or other securities or granted any other equity interest (or phantom equity or similar interest) or any option, warrant or right to acquire any equity securities or other securities or other equity interest (or phantom equity or similar interest);

(l) the Company has not, outside the Ordinary Course of Business, issued, sold transferred, encumbered, disposed of or granted rights to purchase or authorized, proposed or agreed to the issuance, sale, transfer, encumbrance, disposition or grant of rights to purchase by it of any of its equity interests;

(m) the Company has not adopted a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization, reorganization;

(n) the Company has not, outside the Ordinary Course of Business, revalued any of its inventory or made any other change in its management of working capital or cash balances;

(o) the Company has not, outside the Ordinary Course of Business, sold, assigned, transferred, disposed of, or abandoned or permitted to lapse any Permits, any Company Intellectual Property (excluding shrink-wrap, click-wrap, click through or other similar licenses with respect to off-the-shelf or personal computer software) or any other material intangible assets, or disclosed any material proprietary Confidential Information to any Person without first entering into a non-disclosure or similar agreement, granted any license or sublicense of any rights under or with respect to any Intellectual Property rights except as contemplated by the transactions contemplated by this Agreement or the other Transaction Documents;

(p) the Company has not amended, restated, waived or otherwise modified its Organizational Documents;

(q) the Company has not acquired any capital stock or other equity interests of any business or any corporation, partnership, limited liability company or other business organization or division thereof, or acquire all or a substantial portion of the assets of any such entity;

(r) the Company has not, outside the Ordinary Course of Business, entered into, terminated or assigned any Contracts or amended, modified, supplemented or waived any material provision, rights or claim of any Contracts;

(s) the Company has not, outside the Ordinary Course of Business, made, incurred or entered into any commitments for any capital expenditures;

(t) the Company has not filed any pleadings or briefs with respect to or settled, compromised or otherwise resolved any Action;

(u) the Company has not made any material changes in its reporting for Taxes or its Tax accounting methods; made or rescinded any material Tax election; filed any amended Tax Return with respect to any material Tax; made any material change to its method or reporting income, deductions, or other Tax items for Tax purposes; settled or compromised any material Tax Liability;

(v) the Company has not, outside the Ordinary Course of Business, made any material change in any compensation arrangement or Contract with any employee, officer, independent contractor, manager or member of the Company;

(w) the Company has not adopted any new plan, contract or practice that would constitute a material Employee Benefit Plan or amended any Employee Benefit Plan in a manner that materially increased cost to the Company of providing benefits under, or cost of maintaining, such Employee Benefit Plan;

(x) the Company has not, outside the Ordinary Course of Business, cancelled, terminated or not renewed any Liability or insurance policy; and/or

(y) the Company has not entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

Section 3.8 Contracts; No Defaults.

(a) Schedule 3.8 contains a complete and accurate list of all outstanding contracts to which the Company is a party, or by which it is bound (including without limitation Payer Agreements), or contracts that are otherwise material to the Business (collectively “Contracts”), and the Seller has made available to Buyer true and complete copies (if in writing, otherwise, a written description of the terms), of all such Contracts, grouped into the following categories:

(i) each Contract for sales of goods or services by the Company;

(ii) each Payer Agreement;

(iii) each Contract affecting the ownership of, leasing of, title to, or any leasehold or other interest in, any leased real or personal property;

(iv) each Contract pursuant to which Company has acquired any rights in or to any Company Intellectual Property from a third party and each in-license or other licensing agreement or Contract with respect to Company Intellectual Property excluding shrink-wrap, click-wrap, click through or other similar licenses with respect to off-the-shelf or personal computer software, including without limitation agreements with current or former employees, consultants, or contractors regarding the appropriation, use or the non-disclosure of Company Intellectual Property;

(v) each Contract pursuant to which Company has licensed or transferred any rights in or to any Company Intellectual Property to a third party excluding non-exclusive licenses or sublicenses entered into with customers in the Ordinary Course of Business under terms substantially similar to the Company’s standard form agreement;

(vi) each Contract pursuant to which either Company has acquired any rights in or to any Company Intellectual Property from a third party;

(vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company, with any other Person;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or to limit the freedom of any of the Company to engage in any line of business or to compete with any Person;

(ix) each Contract for capital expenditures;

(x) each broker, distributor, dealer, sales representative, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contract;

(xi) each Contract with any sourcing partner or other supplier to the Company;

(xii) each Contract with any Governmental Entity;

(xiii) each Contract between or among the Company and any Affiliates of the Company;

(xiv) each Contract (x) providing for employment of any Person, (y) providing for the payment of any salary, bonus or commission based on sales or earnings, or (z) providing for severance or salary continuation benefits;

(xv) each Contract providing for discounts or acceptance of returns not in the Ordinary Course of Business;

(xvi) each Contract that provides for indemnification of a third-party by Company other than in the Ordinary Course of Business consistent with past practice;

(xvii) each Contract for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company has continuing material obligations or material rights; and

(xviii) each other Contract, whether or not made in the Ordinary Course of Business, which is material to the Company or the conduct of the Business, or the absence of which would constitute a Material Adverse Effect.

(b) Each Material Contract listed on Schedule 3.8 is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other parties to such Contract, enforceable in accordance with its terms, and complete and correct copies of such Contracts have been made available to Buyer. Company is not in default in any material respect, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default in any material respect by Company which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Material Contract and, to the Knowledge of the Company, no other party thereto is in default in any material respect, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default by any other party thereto or that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company under, or in any manner release any party thereto from any obligation under any such Contract. Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses. No other Person party to any Material Contract has given written or, to Seller’s Knowledge, oral notice of such Person’s intent to terminate such Contract.

(c) Except as expressly set forth in any Contract, copies of which Seller has provided to Buyer prior hereto, no customer of the Company is entitled to or customarily receives discounts, allowances, profit margin guarantees, volume rebates or similar reductions in price or trade terms.

Section 3.9 Real Property. The Company owns no real property. The Seller has made available to Buyer a copy of the Lease, a true and correct copy of which is attached hereto as Exhibit C. The Company holds a valid leasehold interest in the leased property (the “Leased Property”) under the Lease and the Lease is valid and in full force except (a) to the extent such Lease terminates or expires after the date hereof in accordance with its terms, (b) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, or (c) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. To the Company’s Knowledge, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, by the Company under the Lease. Except as set forth in Schedule 3.9, the Company has not assigned, subleased or conveyed any interest in the Lease or the Leased Property to any third party. To the Company’s Knowledge, except as set forth in Schedule 3.9, and except as would not reasonably be expected to have a Material Adverse Effect, all of the Company’s fixtures and leasehold improvements used by the Company in the Business and located on the Leased Property are, as a whole, in good condition and repair in all material respects, ordinary wear and tear excepted, and are structurally sound in all material respects and all of the Company’s mechanical and other systems located at the Leased Property are, as a whole, in good condition and repair in all material respects, ordinary wear and tear excepted. To the Company’s Knowledge, except as set forth in Schedule 3.9, the improvements on the Leased Property are not in violation of any applicable Law or similar regulatory requirement or zoning requirement, the violation of which would reasonably be expected to have a Materially Adverse Effect with respect to the use of any such improvement in the manner presently used by the Company. Except as set forth in Schedule 3.9, other than the Leased Property, the Company does not use or occupy any real property in connection with the Business. To the Company’s Knowledge, the Company has all required legal and valid permits and other licenses required of the Company for the Company’s Business as currently conducted at the Leased Property.

Section 3.10 Title to Company’s Assets. Except for Permitted Encumbrances, the Company has good and marketable title to, or a valid and binding leasehold interest in, all of its Assets and properties, free and clear of all mortgages, security interests, title retention agreements, voting rights, options to purchase, rights of first refusal, liens, easements, encumbrances and restrictions (“Encumbrances”).

Section 3.11 Condition and Sufficiency of Assets. Except as set forth on Schedule 3.11, the tangible Assets of the Company are adequate, in quality and quantity, although with varying remaining useful lives, for the operation of the Business as presently conducted; the Company’s Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Business in the manner presently conducted and; the computer systems, including without limitation software, used by the Company in the conduct of its Business (collectively, the “Company Systems”) are sufficient for the needs of the Business as it is currently conducted. The Company has maintained security, disaster recovery and business continuity plans, procedures and facilities that were commercially reasonable for the operations of the Company at such time. To the Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the Company Systems. To the Seller’s Knowledge, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of Company’s data or other software of users (“Viruses”). The Company has in place systems and procedures consistent with reasonable industry standard security practices for enterprise software to prevent the introduction of Viruses into the Company Systems from software licensed from third parties. EXCEPT FOR THE WARRANTIES PROVIDED IN THIS SECTION 3.11, THE COMPANY’S ASSETS ARE BEING TRANSFERRED “AS IS,” “WHERE IS” WITHOUT ANY OTHER WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY AS TO SUITABILITY, DURABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 3.12 Intellectual Property, Open Source & Confidential Information.

(a) Schedule 3.12(a) contains a true and complete list of all of the Company Intellectual Property. The Company Intellectual Property is all of the Intellectual Property reasonably necessary for the operation of the Business as it is currently conducted. To the Seller’s Knowledge, the current use by the Company of the Company Intellectual Property does not infringe any patents, trademarks, trade names, service marks, copyrights, licenses, intangible assets or intellectual property rights of others. To Seller’s Knowledge, there are no Actions challenging or threatening to challenge the Company’s right, title and interest with respect to its ownership, continued use and right to preclude others from using any Company Intellectual Property. To Seller’s Knowledge, no other Person is infringing on the Company Intellectual Property. The Company has taken commercially reasonable actions to maintain and protect the Company Intellectual Property, including the secrecy, confidentiality and value of any trade secrets and other confidential information. To Seller’s Knowledge, a Company Intellectual Property is valid, subsisting, and enforceable and in full force and effect. Each current and former employee and independent contractor of, and consultant to, the Company that has been involved in the development of Company Intellectual Property has either (a) executed an agreement in favor of the Company that provides for (i) the disclosure and assignment of Company Intellectual Property rights developed by such employee or independent contractor and (ii) the maintenance of the confidentiality of any information proprietary to the Company or (b) created such Company Intellectual Property as an employee of Company within the scope of his or her employment.

(b) To Company’s Knowledge, the Company has not disclosed any material confidential information to any third party other than pursuant to a written confidentiality or other appropriate agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with each Company’s reasonable business practices. To Company’s Knowledge, there has been no violation by any Person that has resulted or may result in the loss of protection of any trade secret or confidential information of either Company Entity.

(c) No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to employee’s confidentiality agreement entered into with the Company. Each current and former employee has executed a non-competition and non-solicitation agreement substantially in the form or forms provided to Buyer.

(d) Except as set forth on Schedule 3.12(d), none of the software included as Company Intellectual Property contains any “open source software” or other software used or subject to a similar licensing or distribution model (including but not limited to the GNU General Public License) (“Open Source Materials”). Except as set forth on Schedule 3.12(d), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the software included as Company Intellectual Property that is sold or distributed by Company, or (ii) distributed Open Source Materials in conjunction with any of such software, in the case of (i) or (ii) in such a manner as to create obligations for the Company with respect to the Intellectual Property rights of the Company except for required copyright documents or grant or purport to grant, to any third party, any right or immunity with respect to any Company Intellectual Property (including any requirement that other software that constitutes Company Intellectual Property and is incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

Section 3.13 Accounts Receivable; Accounts Payable. Schedule 3.13 contains a complete and accurate list of all accounts receivable of the Company as of the date indicated therein. All of the accounts receivable reflected on the Financial Statements or arising since the Balance Sheet Date until the date hereof have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and such accounts receivable represent sales actually made or services actually performed in the Ordinary Course of Business consistent with past practice and are legal, validly subsisting and binding claims against the respective debtors as to which full performance has been rendered. Except to the extent reserved against on the Financial Statements or arising since the Balance Sheet Date until the date hereof, any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the Company’s Knowledge, threatened. The accounts payable and accruals reflected in the Financial Statements or arising since the Balance Sheet Date until the date hereof have arisen in the Ordinary Course of Business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business consistent with past practice.

Section 3.14 Major Customers and Suppliers. Schedule 3.14 lists the names and addresses of the top 15 customers and the top 15 suppliers of the Company as of the Statement Date (based on annual sales and/or purchases for fiscal year ended December 31, 2017). Except as set forth on Schedule 3.14, no customer or supplier listed thereon has canceled or modified in any materially adverse manner or given the Company written notice that it intends to cancel or modify in any materially adverse manner, its relationship with the Company.

Section 3.15 Insurance. Schedule 3.15 sets forth a description of all policies of insurance presently in effect with respect to the Company and/or the Company’s Assets (each an “Insurance Policy” and collectively, the “Insurance Policies”). All of those Insurance Policies are valid, outstanding and enforceable policies. No written notice of cancellation or termination has been received by Company with respect to any such Insurance Policy. To the extent that any such Insurance Policy is owned or held by Seller or any of its Affiliates (other than the Company), such Insurance Policy will be terminated as of the close of business on the Closing Date.

Section 3.16 Legal Proceedings; Actions; Governmental Entity Orders.

(a) There are no Actions pending or, threatened (i) against or by the Company affecting any of its properties or assets; or (ii) against or by the Company or Seller, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Orders of any Governmental Entities and no unsatisfied judgments, penalties or awards against or affecting the Company or any of their properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

Section 3.17 Compliance with Laws; Governmental Authorizations.

(a) The Company is, and has been since the Acquisition Date, in compliance in all material respects with all applicable Laws;

(b) Since the Acquisition Date, the Company has filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity, in connection with the operation of the Business. All such filings complied with applicable Law in all material respects when filed and no deficiencies have been asserted by any such Governmental Entity with respect to such filings and submissions;

(c) The Company have not received, at any time within the last two years, any written notice from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(d) All applications required to have been filed for the renewal of all Consents required by any Governmental Entities have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to each Consent have been duly made on a timely basis with the appropriate Governmental Entity; and

(e) The Company has obtained all necessary Consents and satisfied all Legal Requirements pursuant to all applicable Laws necessary to permit the Company to lawfully conduct and operate the Business as presently conducted. Except as set forth on Schedule 3.17(e), no other Consents are necessary to conduct the Business as presently conducted.

Section 3.18 Environmental Matters. To the Company’s Knowledge, except as would not reasonably be expected to cause a Material Adverse Effect and except as disclosed in Schedule 3.18 or contained in the Environmental Reports (as hereinafter defend) or in any Phase I environmental site assessment prepared for or on behalf of the Buyer, (a) the Company has at all times since the Acquisition Date complied, and is in compliance, in all material respects with all applicable Environmental Laws, (b) within the last three years, the Company has not received any written notice, report, order, or directive regarding any actual or alleged violation of, or liability (including any investigatory, corrective or remedial obligation) under, applicable Environmental Law that remain unresolved in any material respect; (c) none of the following exists at the Leased Property in material violation of applicable Environmental Law: (i) underground storage tanks, (ii) asbestos or asbestos containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas; (d) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in material violation of applicable Environmental Law, or owned or operated any property or facility which is or has been contaminated by any Hazardous Material in material violation of applicable Environmental Law, so as to give rise to any material current or future liabilities, including any material investigatory, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws; (e) the Company has not manufactured, sold, marketed, installed or distributed products or items containing Hazardous Materials in material violation of applicable Environmental Law; and (f) the Company does not have any liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Materials in any product or item or at or upon any property or facility. The Seller has made available to Buyer true and correct copies of all material environmental audits, assessments and reports prepared by third parties, and all other documents materially bearing on environmental liabilities, relating to the past or current operations, properties or facilities of the Company (including the Leased Property), in each case which are in Company’s possession (the “Environmental Reports”). This Section 3.18 contains the Company’s sole and exclusive representations and warranties relating to Environmental Laws, environmental compliance, environmental matters and the environmental condition of any of the Company’s real properties (including, without limitation, the Lease Property) covered by this Agreement.

Section 3.19 Labor and Employment Matters.

(a) No employees of the Company are legally organized or recognized as a labor organization or represented by any labor union or labor organization with respect to their employment with the Company. As of the date of this Agreement, the Company is not a party to any pending arbitration or grievance proceedings or any other claim relating to any labor contract is any such action threatened. The Company has not experienced any labor disputes, union organization attempts or any work stoppages due to labor disagreements, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending or threatened against the Company.

(b) The Company is not bound by any court, administrative, agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which, in any case, would reasonably be expected to materially adversely affect the Company, the Business or its assets. The Company has at all times complied in all material respects with all Laws relating to employment, harassment (of any nature or basis as may be protected by Law), equal employment opportunity, nondiscrimination, reasonable accommodations, immigration, wages, hours, benefits, collective bargaining, the payments of Social Security and similar Taxes, occupational safety and health, plant closings, and reductions in force. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing requirements of Law.

(c) Schedule 3.19(c) lists all of the Company’s current employees (the “Employees”) and their date of hire by the Company and current salary or wage rate. Each of the Employees hired has provided to the Company proof of their eligibility to work in the United States. Each of the Employees has been properly classified with the Company with respect to applicable wage and hour Laws. The employment relationship between the Company and each current employee of the Company is “employment at will.” There are no current employees of the Company are not actively at work on a regular basis due to a short-or long-term disability leave or other leave of absence.

(d) The Company only has Employees in Tennessee, Kentucky, Georgia, Mississippi, New Jersey, North Carolina and Arkansas.

(e) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, bonus, unemployment compensation, golden parachute or otherwise) becoming due any individual employed by the Company just prior to or on the date of Closing, (ii) materially increase the amount of benefits payable under any compensation or Employee Benefit Plan, program or agreement, or (iii) result, to any material extent, in the acceleration of the time of payment or vesting of any such benefits.

(f) There are no workers’ compensation claims pending against the Company nor to the Seller’s Knowledge does any circumstance exist that is reasonably likely to result in such a claim.

(g) There are no pending or threatened investigations, audits, complaints, or proceedings against the Company by and Governmental Entity respecting or involving any Employees, applicant for employment, former employee, or any class of the foregoing.

(h) Each Employee has completed and the Company has retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations. No current employee of the Company is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the business transaction consummated under this Agreement, or (ii) an alien who is authorized to work in the United States in non-immigrant status.

Section 3.20 Employee Benefit Plans.

(a) Schedule 3.20 sets forth a list of each and every “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind (each, an “Employee Benefit Plan”) that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability. The Seller has made available to Buyer true and accurate copies of each Employee Benefit Plan. Each Employee Benefit Plan complies, in all material respects, with all applicable Laws.

(b) Company Benefit Plans. With respect to each Employee Benefit Plan, to the extent applicable, the Company has made available to Buyer true, accurate and complete copies of (i) the plan document or other governing contract or a description of any unwritten plan, (ii) the most recently distributed summary plan description, (iii) each trust or other funding contract, including any and all policies of insurance maintained in connection with the Employee Benefit Plan, (iv) all filings by the Company with Governmental Entities for the previous three years (including schedules and attachments) with respect to the Employee Benefit Plan (including, but not limited to, securities filings), (v) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan), (vi) the financial statements, and, if applicable, the most recent actuarial analysis or opinion for each Employee Benefit Plan, for the previous three years, and (vii) all contracts with a service provider to an Employee Benefit Plan, including, but not limited to, contracts with third-party administrators, actuaries, investment managers and consultants.

(c) Multiemployer. Multiple Employer and Defined Benefit Plans. None of the Employee Benefit Plans is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Company or any entity within the same “controlled group” as the Company within the meaning of Section 4001(a)(14) of ERISA contributes or has an obligation to contribute. Further, none of the Employee Benefit Plans is a “defined benefit plan” as that term is defined in Section 3(35) of ERISA.

(d) Compliance. Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Employee Benefit Plans and with the requirements prescribed by Law including, but not limited to ERISA and the Code. Each Employee Benefit Plans which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination. There is no pending or to the Knowledge of the Company, threatened, litigation or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or any fiduciary or service provider thereof and, to the Knowledge of Company, there is no basis therefore, no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (other than insurance premiums satisfied in due course) and no reportable event or condition which presents a material risk of termination, has occurred.

Section 3.21 Taxes. Except as set forth on Schedule 3.21, the Company has filed or caused to be filed on a timely basis all Company Tax Returns that the Company was required to file prior to the date hereof and has paid all Taxes shown as due and owing on such Company Tax Returns. All such Company Tax Returns or reports are true, accurate and complete in all material respects. The Seller has delivered or made available to Buyer copies of all Company Tax Returns filed since January 1, 2017. The Company has withheld, deducted and collected and paid all Taxes required to have been withheld, deducted and collected by the Company, and all such amounts have been timely remitted to the proper Governmental Entity. No written claim has ever been made by a Governmental Entity in a jurisdiction where Company Tax Returns have not been filed that the Company is or may be subject to taxation by such jurisdiction. There are no liens or encumbrances on the Company’s assets or properties that arose in connection with any failure (or alleged failure) to pay any Tax. No Company Tax Return has been audited or is currently under audit or examination, nor has any Governmental Entity threatened in writing to audit a Company Tax Return. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes) that will or may require payment by the Company. The Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment. The Company is not the beneficiary of any extension of time within which to file any Company Tax Return that has not been filed. The Company is not a member of an affiliated group within the meaning of Section 1504(a) of the Code. The Company has no liability for Taxes of any Person (other than Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise. The Company has disclosed in its Company Tax Returns all positions taken therein that could result in a substantial understatement of U.S. federal Income Tax under Section 6662 of the Code.

Section 3.22 Books and Records. The minute books of the Company have been made available to Buyer. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Chief Manager and its members since the Acquisition Date, and no meeting of such Chief Manager or its members since the Acquisition Date has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those Books and Records, other than the financial records, will be in the possession of the Company. The financial records of the Company will be delivered to Buyer as soon as practicable following Closing, but in no event later than 10 Business Days following Closing.

Section 3.23 No Brokers. The Company has no liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or the Seller.

Section 3.24 Sufficient Consideration. The Seller acknowledges that the Purchase Price is sufficient and valuable consideration paid in exchange for the Outstanding Membership Interests in the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Authority; Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Seller. Seller has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement, upon execution, will be duly executed and delivered by Seller. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 4.2 Noncontravention. Except as set forth on Schedule 4.2, the execution, delivery and performance by the Seller of this Agreement and all Transaction Documents, the consummation by each of them of the transactions contemplated thereby and hereby, and their compliance with the terms and provisions thereof and hereof, do not (i) contravene any Law or Order specifically applicable to the Seller, or (ii) require the Seller to obtain the approval, Consent or authorization of any Person which has not been obtained in writing prior to the date of Closing.

Section 4.3 Company Debt. All the indebtedness of the Company to the Seller is set forth on Schedule 4.3 (the “Company Debt”). The Company Debt is the only Indebtedness of the Company to the Seller or any of their Affiliates. There are no other obligations of any kind between the Seller and any of their Affiliates and Company except as disclosed on Schedule 4.3.

Section 4.4 Title to Outstanding Membership Interests. The Seller is the record owner of and has good and valid title to the Outstanding Membership Interests, and immediately prior to Closing, owns all such Outstanding Membership Interests free and clear of all Encumbrances except for Permitted Encumbrances and the Encumbrances set forth on Schedule 4.3. The Outstanding Membership Interests constitute 100% of the total issued and outstanding membership interests of the Company. The Outstanding Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable.

Section 4.5 Company Representations. To the Seller’s Knowledge, all of the representations and warranties set forth in Article III and Article IV are true and complete.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

Section 5.1 Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause, or be reasonably expected to cause, a material adverse effect on Buyer or its business.

Section 5.2 Authority; Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement, upon execution, will be duly executed and delivered by Buyer. This Agreement is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 5.3 Conflicts; Consents. Neither the execution, delivery or performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of any obligations of the Buyer, (ii) require any filing with, notice to, or approval of, any Governmental Entity or any other Person, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which Buyer is a party or by which any of Buyer’s Assets may be bound or (iv) violate any applicable Laws.

Section 5.4 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer that could reasonably be expected to adversely affect Buyer’s performance under this Agreement or prevent or delay the Closing. Buyer is not subject to any outstanding Order that could adversely affect Buyer’s performance under this Agreement.

Section 5.5 Brokers. Buyer has no liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.6 Accredited Investor. The Buyer has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transaction. The Buyer is either (i) an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act or (ii) not a “U.S. person” as defined in Rule 902(k) of Resolution S under the Securities Act, and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. The residency of the Buyer (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth herein.

ARTICLE VI

COVENANTS

Section 6.1 Public Announcements. Subject to the requirements of any applicable Law or the rules of any stock exchange to which a party (or its Affiliate) is subject, upon the Closing, (a) Buyer and Seller shall cooperate to issue a joint press release with respect to the transactions contemplated by this Agreement, and (b) neither Buyer nor the Seller shall make any other public announcement or issue any press releases or make any other disclosure to any third party concerning the terms and conditions of the transactions contemplated by this Agreement without the prior written approval of the other Party. In furtherance of the foregoing, Buyer consents to Seller disclosing this Agreement and the transactions contemplated hereby in reports and filings that are required to be filed with the U.S. Securities and Exchange Commission.

Section 6.2 Expenses. Each Party shall bear their own costs, fees and expenses, including attorney, investment banker, broker, accountant and other representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Seller shall bear its own expenses in respect of this transaction and the Company shall not bear the expenses incurred by the Seller in the negotiation, execution, and performance of this Agreement (“Seller Transaction Expenses”). The Seller shall not cause the Company to incur any expenses of their own in connection with this Agreement.

Section 6.3 Covenant Not to Compete. As a material inducement to cause Buyer to enter into this Agreement, subject to the conditions set forth herein, the Seller, agrees that for a period of 2 years (the “Non-Compete Period”) from and after the Closing Date, Seller will not, (i) produce, manufacture, market, sell, distribute or provide (for themselves or a third party) any product or service that is confusingly similar to the products marketed, sold, distributed or provided by the Company as of the Closing Date, and/or (ii) directly or indirectly, engage, whether as a consultant, advisor, agent, partner, member, participant, owner, lender, guarantor, investor or otherwise, in a business competitive with the Business (a “Competing Business”).

Section 6.4 Covenant Not to Solicit.

(a) The Seller agrees that for a period of 2 years after the Closing Date, Seller shall not, directly or indirectly, (i) contact or solicit any customer of the Company for the purpose of (a) diverting or influencing any such customer to purchase any products or services from a Competing Business or (b) producing, manufacturing, marketing, selling, distributing or providing (for themselves or a third party) any product or service that is confusingly similar, or is proposed to be, marketed, sold, distributed or provided by the Company as of the Closing Date, and/or (ii) interfere with, disrupt or attempt to disrupt, any present or prospective relationship, contractual or otherwise, between the Company and any vendor, supplier, dealer, distributor, customer, employee, consultant or other Person having business dealings with the Company.

(b) The Buyer acknowledges and agrees the covenants above in this Section 6.4 shall not prohibit ownership by the Seller of not more than one percent (1%) of the outstanding securities of any company traded on any national securities exchange (so long as he or it does not otherwise Control such company). The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled,” “controlling,” “controlled by” and “under common control with” have meanings correlative thereto.

(c) The Seller agrees that for a period of 2 years after the Closing Date, Seller shall not directly or indirectly hire or solicit for employment as an employee or consultant any Person who is or was an employee or director of, or advisor or consultant to, the Company at the Closing (and to the Seller and/or its affiliates), without the written consent of Buyer; provided that (i) the general solicitation of employment, including but not limited to solicitations through newspapers, periodicals, or trade publications, not directed at such employees shall not constitute a breach of this Section 6.4(c), (ii) Seller shall not be prohibited from continuing to employ employees or directors, advisors and consultants of the Company who also provided services to the Seller and/or its affiliates prior to Closing and (iii) Seller and its Affiliates shall not be prohibited from employing any individuals listed on Schedule 2.5(a)(vi).

Section 6.5 Acknowledgement. The Parties acknowledge that the periods of restriction and restraints imposed by the provisions of this Article VI are fair and reasonably required for the protection of the Parties. If the final judgment of a court of competent jurisdiction declares that a term or provision of this Article VI is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term with a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term and this Agreement shall be enforceable against the Parties as so modified. The Parties agree that any violation of the covenants in this Article VI is likely to cause irreparable damage to the non-breaching Party and consequently, in addition to any other remedies of the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the breaching Party from committing or continuing any violation of Article VI without requirement of posting any bond or other indemnity.

Section 6.6 Confidentiality. Upon the Closing Date and continuing thereafter, the Seller shall treat and hold confidential all information related in any manner to the Company or to the past, present or potential future operation of the Business (including information of a business, technical, manufacturing, sales, legal, marketing, scientific, or financial nature) (collectively “Confidential Information”), and shall refrain from disclosing any Confidential Information to any third parties and from using any of the Confidential Information except as necessary to perform their obligations under this Agreement. The Seller shall further deliver promptly to Buyer (or destroy at the request and option of Buyer) all tangible embodiments (and all copies) of Confidential Information in Seller’s possession. The obligations of the Seller under this Section 6.6 shall not apply to Confidential Information that (a) Seller is required or otherwise permitted to retain pursuant to this Agreement, including pursuant to Section 8.3, (b) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.6, (c) information obtained after the date of this Agreement from a source that is not the Buyer, the Company or any employee or other representative of any of the foregoing and who, to the Knowledge of Seller or the Company, was not bound by any obligation of confidentiality to the Buyer or the Company, or (d) is required to be disclosed by law, order or regulation of a court or tribunal or Governmental Entity; provided, however, that, in any such case, the Seller shall, if legally permissible, notify the Buyer as early as reasonably practicable prior to disclosure to allow the Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information. Notwithstanding anything herein to the contrary, Seller shall not be required to destroy or return any electronic copies of Confidential Information created pursuant to standard electronic archival and back-up procedures (it being agreed that any such electronic copies shall remain subject to the confidentiality and other obligations set forth in this Agreement).

Section 6.7 Employees; Benefit Plans. Seller agrees to terminate all employees from the Digirad Benefit Plans effective as of the Closing Date and Buyer shall have no liability related thereto. Seller shall pay all Employee Payables and any liabilities related thereto accrued as of the date immediately prior to the Closing to its current employees no later than the next regular payroll date following the Closing. Notwithstanding the Company’s initial continued employment of the Company’s employees (other than the individuals listed on Schedule 2.5(a)(vi)) immediately following Closing, and notwithstanding anything to the contrary herein, nothing contained herein is intended to confer upon any employee of the Company any right to continued employment for any period. Effective as of the Closing Date, (a) the Company’s status as a participating employer in the Digirad 401(k) Plan will cease, and the employees of the Company will incur a severance from employment for purposes of such plan and (b) participation by the Company’s employees in the Digirad Benefit Plans, including that which provide for health, life and disability insurance benefits, will cease.

Section 6.8 Further Assurances. At any time or from time to time after the Closing, each Party hereto shall, upon the reasonable request of the other Party, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to evidence or effectuate the consummation of the transactions contemplated by this Agreement or otherwise carry out the intent of the Parties hereunder, including to transfer, convey, grant and confirm to and vest in Buyer good title to all of the Outstanding Membership Interests of the Company, free and clear of all Liens and to otherwise carry out the intent of this Agreement.

Section 6.9 Attorney Client Privilege and Documents. The Buyer for itself and on behalf of the Company acknowledges that Olshan Frome Wolosky LLP (the “Firm”) has represented the Company and the Seller in connection with the transactions contemplated by this Agreement. The Buyer agrees that the attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Firm’s representation of the Company and the Seller in connection with the transactions contemplated by this Agreement, and all information, correspondence (including emails) and documents covered by such privilege or protection in connection with such transaction, shall belong to and be controlled by the Seller and may be waived only by the Seller, and shall not pass to or be claimed or used by the Buyer or the Company. The Buyer agrees that, notwithstanding any current or prior representation of the Company by Firm, Firm shall be allowed to represent the Seller relating to this Agreement or the transactions contemplated hereby. The Buyer, for itself and on behalf of the Company, hereby waives any conflicts that may arise in connection with such representation. The Buyer for itself and on behalf of the Company agrees that Firm may represent the Seller in such a matter or dispute, even though the interests of the Seller may be directly adverse to the Buyer or the Company. The Buyer, for itself and on behalf of the Company, consents to the disclosure by Firm to the Seller of any information learned by Firm in the course of its representation of the Company prior to Closing, whether or not such information is subject to the attorney-client privilege of the Company or Firm’s duty of confidentiality as to the Company. The Seller also retains all rights to all information, correspondence (including emails) and documents (other than documents delivered in connection with the Closing) prepared by or for the Seller or exchanged in connection with the transactions contemplated in this Agreement, regardless of whether or not they are covered by any attorney-client privilege or attorney work-product protection (e.g., correspondence with investment bankers, accountants, etc.).

Section 6.10 Facility Lease.

(a) Beginning with the first full month following Closing, Seller Parent, either directly or through an Affiliate, shall timely pay directly to Landlord each month, for the existing term of the Lease, one half of each monthly installment of the then applicable Minimum Annual Rent (as defined in the Lease) (such payment, a “Half Rent Payment”). The Parties agree: (a) that the Minimum Annual Rent for Lease Year 5, Lease Year 6 and Lease Year 7 (each as defined in the Lease) is $183,414.47 per year, $187,999.83 per year and $192,699.83 per year, respectively, and (b) that the Half Rent Payment to be paid as a partial installment of Minimum Annual Rent for each remaining month for Lease Year 5, Lease Year 6 and Lease Year 7 under the Lease is $7,642.27, $7,833.33 and $8,029.16, respectively. Seller Parent shall send a notice to Buyer following the payment of each such Half Rent Payment confirming payment. The last monthly Half Rent Payment is due on January 1, 2021. All obligations of Seller Parent to pay Half Rent Payments hereunder shall cease upon the termination or assignment of the Lease, including by operation of law.

(b) Following the Closing, Buyer shall cooperate in good faith with Seller and Seller Parent to (a) to cause Seller Parent to be released from the Guaranty of the Lease obligations so that Seller Parent shall have no further obligations under or with respect to the Lease, (b) to sublease up to 50% of the Leased Property or to have Landlord take back up to 50% of the Leased Property and/or (c) to reduce the Minimum Annual Rent; and to the extent that the Parties hereto successfully realize any or all of the foregoing (i.e., (a), (b) and/or (c)), any savings or reductions in Minimum Annual Rent that result therefrom shall reduce the amount of the Half Rent Payment paid by Seller Parent, dollar-for-dollar.

Section 6.11 Release. Effective as of the Closing, each Seller, on Seller’s own behalf and on behalf of such Seller’s heirs, successors, trustees, executors, administrators, assigns and any other Person or entity that may claim by, through or under any of them (collectively with the Seller, the “Releasors”) releases and discharges Buyer and the Company and their respective present and future owners, directors, officers, agents, employees and representatives (collectively with Buyer and the Company, as the case may be, the “Releasees”) from all Actions, Indebtedness (other than Indebtedness disclosed as Company Debt in Schedule 4.3) damages, accounts and Liabilities of any kind or nature, whether in law or equity, known or unknown, liquidated or unliquidated, choate or inchoate, and whether arisen, accrued or matured heretofore or hereafter, against the Releasees, or any of them, which the Releasors, or any of them, ever had, now has or hereafter may have, upon or by reason of any cause, matter or thing whatsoever occurring prior to the Closing Date (collectively, “Claims”), including, but not limited to, (a) any Claims relating to or arising out of any securities of the Company held at any time by the Seller and (b) any dividends or distributions on such securities; provided, however, that notwithstanding anything in this Section 6.12 to the contrary, nothing herein shall be deemed a release or discharge of any obligation of Buyer to perform any of the terms, conditions and agreements contained in this Agreement, and nothing herein shall be deemed a release of the Company or the Buyer from the Company Debt set forth in Schedule 4.3.

Section 6.12 WARN Act. Buyer shall not, and shall not cause the Company to, take any action that would trigger any liability under the WARN Act, Tennessee’s Plant Closing and Reduction in Operations Act or any similar Laws. Buyer shall be solely responsible for providing any notice or other filing required under the WARN Act or any similar Laws in respect of (a) a plant closing after the Closing and (b) the termination after the Closing of the employment of employees of the Company (or any similar triggering event).

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver in writing by Buyer) at or prior to Closing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties concerning the Company and the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date and shall not omit to state any fact necessary in order to make the statements and information contained therein not misleading.

(b) Covenants. The Company and the Seller shall have, in all material respects, performed and complied with their respective covenants and agreements required to be performed, satisfied or complied with by them hereunder on or prior to the Closing.

(c) Approvals. All Consents necessary to permit the Company and the Seller to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.

(d) No Prohibition. No Action shall have been instituted or threatened or claim or demand made against the Company, a Seller or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, and no Law or Order shall be in effect, or shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(e) Material Adverse Effect. Since the Statement Date, there shall have been no Material Adverse Effect.

(f) Deliveries. Buyer shall have received from the Seller the documents listed in Sections 2.5(a)(i) through 2.5(a)(ix).

(g) Proceedings. The form and substance of all certificates, assignments and other documents and instruments hereunder shall be reasonably satisfactory to Buyer and its counsel.

Section 7.2 Conditions to Seller’s Obligations. The Seller’s obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver in writing by Seller) at or prior to Closing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date and shall not omit to state any fact necessary in order to make the statements and information contained therein not misleading.

(b) Covenants. Buyer shall have, in all material respects, performed and complied with its covenants and agreements required to be performed, satisfied or complied with by it hereunder on or prior to the Closing.

(c) No Prohibition. No Action shall have been instituted or threatened or claim or demand made against the Company, a Seller or Buyer seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, and no Law or Order shall be in effect, or shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(d) Purchase Price. Seller shall have received from Buyer the Closing Date Payment in accordance with Section 2.2.

(e) Deliveries. Seller shall have received from Buyer the documents listed in Sections 2.5(b)(i) through 2.5(b)(i).

(f) Proceedings. The form and substance of all certificates, assignments and other documents and instruments hereunder shall be reasonably satisfactory to Seller and its counsel.

ARTICLE VIII

TAX MATTERS

Section 8.1 Company Tax Returns. Buyer shall prepare or cause to be prepared, in accordance with applicable Law and in a manner consistent with past practice, all Company Tax Returns that relate to a Pre-Closing Tax Period that are due following the Closing Date and Buyer shall timely file all such Company Tax Returns. Buyer shall deliver to Seller any such Company Tax Returns (together with any supporting working papers) at least 30 days prior to the filing due date thereof (taking into account any validly granted extensions) for Seller’s review, comment, and consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2 Tax Refunds. All refunds or credits of Taxes of the Company with respect to a Pre-Closing Tax Period (including any interest received thereon) shall be for the account of Seller, and Buyer shall pay or cause to be paid over such refund or the amount of such credit (and any interest received thereon) to Seller within five Business Days after receipt of such refund or final determination of such credit.

Section 8.3 Cooperation on Tax Matters. Buyer, the Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any Company Tax Returns and any Tax audits or other Tax related claims with respect to the Company and/or the Business. Seller shall retain all Company information, records or documents relating to Taxes, including Company Tax Returns, for Pre-Closing Tax Periods. Prior to transferring, destroying or discarding any information, records or documents relating to any Taxes of the Company or any Company Tax Returns for a Pre-Closing Tax Period, Buyer shall give to Seller reasonable written notice and, to the extent Seller so requests, Buyer shall permit the Seller to take possession of all such information, records and documents.

Section 8.4 Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transfer of the Outstanding Membership Interests, if any, shall be paid equally by the Seller, on the one hand, and the Buyer, on the other hand.

Section 8.5 Tax Treatment and Purchase Price Allocation.

(a) Buyer and Seller hereby acknowledge and agree that the purchase and sale of Outstanding Membership Interests contemplated by this Agreement is intended to be treated as a sale of the Company’s assets for U.S. federal Income Tax purposes. The Buyer and the Seller further agree not to take any action or position that is inconsistent with such treatment unless otherwise required to do so by applicable Law.

(b) In accordance with Section 8.5(a), Seller shall prepare an allocation of the Purchase Price (together with all other items treated as consideration for U.S. federal Income Tax purposes) among the Company’s Assets in accordance with Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) (the “Allocation”) as set forth on Schedule 8.5. If Buyer disputes any item on the Allocation, it shall, within ten (10) days following the Closing Date, notify Seller of such disputed item (or items) and the basis for its objection. Buyer and Seller shall negotiate in good faith for ten days following Seller’s receipt of such notice to resolve any such disputed items. If Buyer and Seller are unable to resolve any disputed item during such 10-day period, then any remaining disputed items, and only such remaining disputed items, shall be resolved by the Independent Accountant. The Independent Accountant shall be instructed to resolve any such remaining disputes in accordance with the terms of this Agreement within ten days after its appointment. The fees and expenses of the Independent Accountant attributable to such dispute shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. The Allocation, as finally determined (and subject to any further amendment in accordance with Section 2.3) (the “Final Allocation”), shall be binding upon Seller, Buyer and the Company. Seller, Buyer and the Company shall report, act, and file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation prepared by Seller. Neither Seller, Buyer nor the Company shall take any action or position that is inconsistent with the Final Allocation unless otherwise required to do so by applicable Law.

ARTICLE IX

INDEMNITY

Section 9.1 Seller’s Indemnification. Subject to the terms and conditions in this Article IX, the Seller (except as otherwise set forth in Section 10.12), shall indemnify, defend and hold harmless Buyer, its Affiliates and all of their respective shareholders, partners, members, directors, officers, employees, attorneys and other agents and Representatives from and against any and all Liabilities, Actions, judgments, settlements and Liens (including costs of investigation and defense and reasonable attorney and other professional advisor and consulting fees and expenses) (collectively, “Losses”) incurred or suffered by the Company or any such Person (collectively, the “Buyer Indemnified Parties”) based upon, attributable to or resulting from:

(a) any Fraud, misrepresentation or breach of any representation or warranty of the Seller contained in this Agreement and/or any Transaction Document or any certificate delivered by Seller pursuant to this Agreement and/or any Transaction Document;

(b) the breach by Seller of any covenant or agreement made by the Seller in this Agreement or any certificate delivered by the Seller pursuant to this Agreement or any Transaction Document;

(c) any Taxes related to the Pre-Closing Tax Period;

(d) any fees, commissions or similar payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Company or the Seller in connection with the transactions contemplated by this Agreement or any Transaction Document;

(e) Seller Transaction Expenses;

(f) any Action or penalty brought by any Governmental Entity arising out of or in relation to any facts or occurrences existing on or before the Closing Date (other than any liability, including any Taxes, taken into account in determining the Closing Working Capital);

(g) any Action brought by any Employees, candidate for employment, or former employees arising out of or in relation to any facts or occurrences existing on or before the Closing Date; and

(h) any condition relating to professional liability, medical malpractice liability, product liability or arising from any product or service produced or provided by the Company prior to the Closing Date.

Section 9.2 Buyer’s Indemnification. Subject to the terms and conditions in this Article IX, the Buyer (except as otherwise set forth in Section 10.12), shall indemnify, defend and hold harmless Seller, its Affiliates and all of their respective shareholders, partners, members, directors, officers, employees, attorneys and other agents and Representatives from and against any and all Losses incurred or suffered by the Seller or any such Person (collectively, the “Seller Indemnified Parties”) based upon, attributable to or resulting from:

(a) any Fraud, misrepresentation or breach of any representation or warranty of the Buyer contained in this Agreement and/or any Transaction Document or any certificate delivered by Buyer pursuant to this Agreement and/or any Transaction Document;

(b) any breach by Buyer of any covenant or agreement made by the Buyer in this Agreement or any certificate delivered by the Buyer pursuant to this Agreement or any Transaction Document;

(c) any default by the Company under the Lease following Closing, or any other failure, following Closing, by the Company to fulfill its obligations under the Lease;

(d) any claims under the Guaranty, including as a result of the Company or any of its successors failing to pay rent or any other amounts under the Lease;

(e) any failure of Buyer to comply fully with the WARN Act; and

(f) any condition relating to professional liability, medical malpractice liability, product liability or arising from any product or service produced or provided by the Company after the Closing Date.

Section 9.3 Indemnification Procedure.

(a) The Party seeking indemnification under this Article IX (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of its claim (a “Claim Notice”) for indemnity, including the commencement of any Action by any third party in respect of which indemnity may be sought described in Section 9.4. The Claim Notice shall set out in reasonable detail the item of Loss to which such Indemnified Party claims indemnification hereunder. The failure by an Indemnified Party to give such notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party can demonstrate actual prejudice as a result of such failure.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice (other than any Third-Party Claim described in Section 9.4), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the forty-five (45) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute in accordance with the provisions as set forth in Section 10.14.

Section 9.4 Third-Party Claims.

(a) If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this ARTICLE IX (a “Third-Party Claim”), the Indemnified Party shall promptly after receiving notice thereof notify the Indemnifying Party of such claim. The failure by an Indemnified Party to promptly give such notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent the Indemnifying Party can demonstrate prejudice as a result of such failure. The Indemnifying Party shall have the right, but not the obligation, at its sole cost and expense, subject to the provisions of this Section 9.4, to defend against, conduct and control any Action with respect to the Third-Party Claim, through counsel of its own choice reasonably satisfactory to the Indemnified Party, unless the nature of the Third-Party Claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party. If the Indemnifying Party has elected to defend against, conduct and control any Third-Party Claim it shall within ten (10) Business Days of the Indemnified Party’s notice of such Third-Party Claim (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party of its intent to do so and that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim. If the Indemnifying Party elects not to defend against, conduct and control any such Third-Party Claim or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, conduct and control such Third-Party Claim. If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request, and may compromise or settle such Third-Party Claim; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. No Indemnified Party or Indemnifying Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party or Indemnified Party, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party shall assume the defense of any Third-Party Claim as provided herein, the Indemnifying Party shall conduct the claim diligently and permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne and promptly paid by the Indemnified Party; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in the opinion of counsel to the Indemnified Party a conflict exists between the Indemnified Party and the Indemnifying Party and the waiver of any such conflict of interest by the Indemnified Party would materially and adversely effect the Indemnified Party in the written opinion of such counsel; and provided, further, until such time as the Indemnifying Party has delivered a notice of intent to defend a Third-Party Claim to the Indemnified Party, the Indemnified Party shall undertake the defense of such claim, liability or expense and the Indemnifying Party shall promptly reimburse the Indemnified Party for the reasonable expenses of defending such Third-Party Claim. The Indemnifying Party may not assume the defense of any Third-Party Claim if (i) such claim involves any allegation of criminal conduct or breach of fiduciary duty, (ii) such claim is solely for injunctive relief; provided, that if such claim includes a request for injunctive relief, the Indemnifying Party may assume the defense of such claim provided that the Indemnifying Party and the Indemnified Party shall have joint control of the defense of the portion of such claim relating to the request for injunctive relief. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The Parties shall reasonably cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnified Party’s records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 9.5 Survival of Representations and Warranties. All representations, warranties, covenants and obligations in this Agreement and any Transaction Document will survive for 12 months following the Closing Date; provided, however, that the representations and warranties made in (i) Sections 3.1-3.4, 3.10, 4.1, 4.2 and 4.4 shall survive the Closing Date indefinitely; (ii) Sections 3.18, 3.19, and 3.20 shall survive until the 6 year anniversary of the Closing Date; and (iii) Section 3.21 (Taxes) shall survive for the applicable period of limitation under federal and state laws relating thereto (as such may be extended by waiver). Notwithstanding the foregoing, representations, warranties, covenants and obligations contained herein which by their terms do not contemplate performance after the Closing shall terminate as of the Closing and all representations, warranties, covenants and obligations which by their terms contemplate performance after the Closing and expire upon a date certain shall survive Closing in accordance with their terms. Claims based upon Fraud shall survive for the applicable statute of limitations. Notwithstanding anything to the contrary, any claim of indemnification pursuant to this ARTICLE IX asserted on or before the expiration of the relevant time period will survive until resolved by the Parties or judicially determined.

Section 9.6 Limitations on Liabilities. Notwithstanding the provisions of this Article IX:

(a) (i) Seller shall not be obligated to provide any indemnification for Losses pursuant to claims under Section 9.1(a) hereof, and (ii) the Buyer shall not be obligated to provide any indemnification for Losses pursuant to claims under Section 9.2(a) hereof, in each case in respect of breaches of representations and warranties made by the Seller or the Company in Article III and Article IV hereof or the Buyer in Article V hereof, as applicable, unless the aggregate amount that the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, are entitled to recover in respect of all such claims exceeds Ten Thousand Dollars ($10,000) (the “Threshold”), in which case the Indemnifying Party (as defined in Section 9.3(a) hereof) will be liable for the full amount of the Losses without regard to the Threshold; provided, however, that the Threshold shall not apply in the event of Fraud.

(b) In addition, except as otherwise provided below, the aggregate liability of the Seller under Section 9.1 hereof, and the Buyer under Section 9.2 hereof, in each case in respect of breaches of representations and warranties made by the Seller or the Company in Article III and Article IV hereof or the Buyer in Article V hereof, as applicable, shall not in the aggregate exceed One Million Dollars ($1,000,000) (the “Cap”); provided, however, that the Cap shall not apply in the event of Fraud.

Section 9.7 Treatment of Indemnity Payments. Any payments made to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, pursuant to this ARTICLE IX shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement and its Schedules, and the other Transaction Documents contain the entire agreement among the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings among the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statement in the body of this Agreement and Schedules to this Agreement, the statements in the body of this Agreement will control.

Section 10.2 Descriptive Headings; Joint Drafting. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement, the singular includes the plural and the plural includes the singular and a reference in this Agreement to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits or schedules, if any, of this Agreement. A reference to a Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.3 Notices. Any and all notices, requests, demands or other communications required to be given pursuant to this Agreement by any Party shall be in writing and shall be validly given or made to the applicable Party if served personally, by overnight mail, by nationally recognized overnight courier or sent by electronic mail, receipt confirmed. If the notice, request, demand or other communications are served personally, service shall be conclusively deemed made at the time of service. If the notice, request, demand or other communications are sent by electronic mail, service shall be conclusively deemed made the first (1st) Business Day following successful transmission or upon confirmation of receipt from the recipient. If the notice, demand or other communications are given by overnight mail, service shall be conclusively deemed made one (1) Business Day after sent in the United States mail, addressed to the applicable Party to whom the notice, demand or other communication is to be given, and when received if delivered by hand or overnight courier service on any Business Day. Notices shall be provided to the following addresses (any of which may be changed upon like notice to the other Parties):

If to Buyer, to:

G Medical Innovations USA, Inc.

1500 S. Lakeside Drive, Suite 115

Bannockburn, IL 60015

United States

with a copy to (which will not constitute notice to Buyer):

Meyer Law, Ltd.

20 W Kinzie Street, 17th Floor

Chicago, IL 60654

Attention: Tricia Meyer

Telephone: 312-957-6997

Fax: 312-957-6890

Email: Tricia@MeetMeyerLaw.com

If to the Seller or Seller Parent to:

DIGIRAD Corporation

1048 Industrial Court

Suwanee, GA 30024

Attention: Matthew G. Molchan

Telephone: 858-726-1600

Fax: 858-726-1700

Email: Matt.Molchan@digirad.com

with a copy to (which will not constitute notice to Seller or Seller Parent):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Adam Finerman, Esq.

Telephone: 212-451-2289

Fax: 212-451-2222

Email: AFinerman@olshanlaw.com

Section 10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being an effective and valid execution and delivery of this Agreement by that Party.

Section 10.5 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns. This Agreement is for the sole benefit of the Parties to this Agreement and not for the benefit of any third party except, with respect to Article IX, the Indemnified Parties.

Section 10.6 Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure from the terms of this Agreement, shall be effective unless it is in writing and signed by the Parties to this Agreement; provided, that prior to the Closing the consent of the Seller shall be sufficient to evidence the consent of the Seller hereunder. Any modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which it is given and shall not extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.7 Assignment. This Agreement and the rights and obligations under this Agreement and all Transaction Documents shall not be assignable or transferable by any Party to this Agreement or any other Transaction Document without the prior written consent of the other Party thereto; provided that Buyer may unilaterally assign all or any of its rights under this Agreement or any other Transaction Document to any Affiliate or Subsidiary of Buyer and, following the Closing, in whole or in part to any Person acquiring all or any portion of the Assets of the Company or its Subsidiaries; provided, however, that no such assignment shall relieve Buyer of any of its obligations under this Agreement. The Company and the Seller hereby agree that Buyer may unilaterally grant a security interest in its rights and interests under this Agreement or any of the other Transaction Documents to its lenders, and the Company and the Seller will sign a consent with respect thereto if so requested by Buyer or its lenders.

Section 10.8 Enforceability. It is the desire and intent of the Parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the provision shall be deemed amended to delete therefrom the portion adjudicated to be invalid or unenforceable, with the deletion to apply only with respect to the operation of the provision in the particular jurisdiction in which the adjudication is made.

Section 10.9 WAIVER OF JURY. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding any other provision of this Agreement, each of the Parties agrees that, without posting bond or any other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the obligation of the Parties to close the transactions contemplated by this Agreement) in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be an adequate remedy.

Section 10.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by any other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any Consent of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such Party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 10.12 Delivery by Facsimile. This Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or delivered electronically in portable document format (pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 10.13 Further Actions. Subject to the terms and conditions provided herein, each Party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (including consulting with the other Parties with respect thereto) to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, in each case at the sole cost and expense of the requesting Party.

Section 10.14 Governing Law; Jurisdiction; Attorneys’ Fees. The Laws of the State of Illinois shall govern all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and the schedules, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois. Any action related to or arising from this Agreement shall take place exclusively in the courts situated in Chicago, Illinois and the Parties hereby submit to the venue of the courts situated therein. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner described herein or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date set forth below.

SELLER:
DIGIRAD IMAGING SOLUTIONS, INC.

By:	/s/ Matthew G. Molchan
Name:	Matthew G. Molchan
Title:	Chief Executive Officer

Date:

COMPANY:
TELERHYTHMICS, LLC

By:	/s/ Matthew G. Molchan
Name:	Matthew G. Molchan
Title:	Chief Manager

Date:

BUYER:
G MEDICAL INNOVATIONS USA, INC.

By:	/s/ Yacov Geva
Name:	Yacov Geva
Title:	President

Date:

For purposes of Section 6.10 only:

SELLERS PARENT:
DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Name:	Matthew G. Molchan
Title:	Chief Executive Officer

Date:

[Schedules to be attached.]